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MetLife Investors USA Insurance Company
MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

June 27, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  MetLife Investors USA Insurance Company
     MetLife Investors USA Separate Account A
     Registration Statement on Form N-4
     File Nos. 333-148869/811-03365
     Pre-Effective Amendment No. 1

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, the depositor, on behalf of itself and MetLife Investors USA Separate Account A, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on June 27, 2008, or as soon thereafter as is reasonably practicable.

                                   METLIFE INVESTORS USA INSURANCE COMPANY
                                   (Depositor)

                                   METLIFE INVESTORS USA SEPARATE ACCOUNT A
                                   (Registrant)


                                   By: /s/ Richard C. Pearson
                                       -----------------------------------------
                                       Richard C. Pearson
                                       Vice President, Associate General Counsel
                                       and Secretary


                                   METLIFE INVESTORS DISTRIBUTION COMPANY
                                   (Principal Underwriter)


                                   By: /s/ Richard C. Pearson
                                       -----------------------------------------
                                       Richard C. Pearson
                                       Executive Vice President, General Counsel
                                       and Secretary